UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

INTERNATIONAL RECTIFIER CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	1-7935	95-1528961
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

233 Kansas Street
El Segundo, California		90245
(Address of principal executive offices)		(Zip Code)

(310) 726-8000

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

International Rectifier Corporation ( “Registrant”) has approved a change in compensation for independent members of Registrant’s Board of Directors (“Board”), effective from and after January 1, 2008, as follows:

1.               The annual retainer fee for all independent members of the Board shall be $50,000, to be paid quarterly in arrears;

2.               Each independent member of the Board shall receive an annual grant of 12,000 options to purchase shares of Registrant’s common stock, to be granted by the Board under  Registrant’s stock option plan on the date on which the Registrant’s Annual Meeting of Shareholders is held, with the exercise price per share of such options being the closing price per share of the Registrant’s common stock on the New York Stock Exchange on that date;

3.               Each new independent member of the Board shall be made an initial grant of 20,000 options to purchase shares of Registrant’s common stock, the grant of which shall be made by the Board under Registrant’s stock option plan on the date on which the new member is first elected by the Board or by Registrant’s shareholders, whichever is applicable, with the exercise price per share of such options being the closing price per share of Registrant’s common stock on the New York Stock Exchange on that date; provided, however, that if Registrant’s filings with the Securities and Exchange Commission are not current on such date, then the grant shall be made on the third business day following the date on which Registrant becomes current in such filings, with the exercise price per share being the closing price per share on the New York Stock Exchange on that third business day; and

4.               Except as set forth above, the per-meeting fees, committee chair fees and all other incidental fees and reimbursement practices currently in place for the independent members of the Board shall remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL RECTIFIER
CORPORATION

Date: December 20, 2007	By	/s/ Donald R. Dancer
Donald R. Dancer,
Chief Executive Officer (acting), Secretary and General Counsel

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